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                                                                    Exhibit 99.1
                                                                    ------------


     We hereby consent to the inclusion of our opinion letter dated July 24, 1997 to the Boards of Directors of Patriot Hospitality, Inc. and Patriot American Hospitality Operating Company as an Annex to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed transactions among Patriot American Hospitality, Inc., Patriot American Hospitality Operating Company and Wyndham Hotel Corporation; and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary--The Merger and Subscription--Reasons for the Merger and the Related Transactions; Recommendations of the Board of Directors," "Summary--The Merger and Subscription--Opinions of Financial Advisors," "The Merger and Subscription--Reasons for the Merger and the Related Transactions; Recommendation of the Boards of Directors of the Patriot Companies" and "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies." In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations issued by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                         PAINEWEBBER INCORPORATED



                                         By: /s/ Terrence E. Fancher
                                             ---------------------------------
                                             Terrence E. Fancher


New York, New York
November 6, 1997